Exhibit 4.12

CONTRACT TO SELL

KNOW ALL MEN BY THESE PRESENTS:

This Contract made and entered into this 28th day of January 2005 by and between:

PACSEM REALTY, INC., a corporation duly organized and existing under the laws of the Philippines, with principal place of business and address at Electronics Ave., FTI Complex, Taguig, Metro Manila, Philippines, represented herein by its President, RANDALL J. YOUNG, and hereinafter referred to as the “SELLER”;

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ILO LAND, INC., a corporation duly organized and existing under the laws of the Philippines, with principal office at the 3rd Floor, ILO Building 195 G. Araneta Avenue, Quezon City, Metro Manila, Philippines duly represented herein by its Chairman, MR, IGNACIO ONG, and hereinafter known as the “BUYER”.

SETS FORTH THAT:

WHEREAS, the SELLER is the absolute owner in fee simple of a parcel of land (the “First Parcel”) located inside the Carmelray Industrial Park II in Calamba City, Province of Laguna, Philippines, containing an aggregate gross area of Ten Thousand Two Hundred Forty-Four (10,244) square meters, registered under and more particularly described in Transfer Certificate of Title No. T-487038 of the Register of Deeds of Calamba City, a certified true copy of which is hereto attached as Annex “A” hereof;

WHEREAS, PSI Technologies Laguna, Inc. has constructed a factory building on the First Parcel which the said company will sell to the BUYER as set forth in that Contract To Sell dated January 25, 2005.

WHEREAS, on October 22, 2002 the SELLER entered into a Deed of Conditional Sale (a certified true copy of which is hereto attached as Annex “B” hereof) with Carmelray – JTCI Corporation, the developer of Carmelray Industrial Park II located in Calamba City, Province of Laguna, Philippines, for the purchase of a parcel of land (the “Second Parcel”) inside the said park containing an aggregate gross area of Six Thousand (6,000) square meters, registered under and more particularly described in Transfer Certificate of Title No. T-531139 of the Register of Deeds of Calamba City (a certified true copy of which is hereto attached as Annex “C” hereof);

WHEREAS, the SELLER will become the absolute owner in fee simple of the Second Parcel upon the fulfilment of the conditions for the purchase of the Second Parcel as specified in the contract to sell dated October 22, 2002 (Annex “B” hereof);

WHEREAS, the SELLER has offered to sell to the BUYER, and the BUYER is willing to purchase from the SELLER, the First Parcel and the Second Parcel (the First Parcel and the Second Parcel shall hereinafter be referred to collectively as the “Land Parcels”) under certain terms and conditions:

NOW, THEREFORE, the parties have come together to agree as follows

SECTION 1. Agreement To Purchase And To Sell; Possession

For and in consideration of the purchase price specified in Section 2, and in further consideration of the SELLER’s representations, warranties and covenants as well as its performance of the conditions precedent as specified hereunder, the SELLER agrees to sell, transfer and convey to the BUYER, and the BUYER agrees to purchase and receive from the SELLER, all the SELLER’s rights, title and interest in and to the Land Parcels.

The BUYER shall be entitled to possess and utilize the Land Parcels immediately upon execution of this Contract.

SECTION 2. Purchase Price

2.1    The purchase price for the sale of the Land Parcels to the BUYER and which shall be due to the SELLER under the terms and conditions specified hereunder shall be United States Dollars: THREE HUNDRED FIFTY THOUSAND (USD 350,000), inclusive of VAT, if any. The purchase price shall be due and payable from the BUYER on the dates and in the manner as follows:

(a)	the amount of United States Dollars: ONE HUNDRED FORTY THOUSAND (USD 140,000) shall be due and payable upon the execution of this Contract, receipt in full of which is hereby acknowledged by the SELLER; and

(b)	the balance of United States Dollars TWO HUNDRED TEN THOUSAND (USD 210,000) shall be due and payable in six (6) equal instalments of United States Dollars THIRTY FIVE THOUSAND (USD 35,000) every six (6) months. The first instalment shall be payable on the 5th day of the sixth month of the month following the month of the execution of this contract.

2.2    The BUYER shall deduct from the payment due to the SELLER by an amount equal to the income tax and other taxes required to be withheld by the BUYER from the payments due hereunder as provided in Section 3.

2.3    The BUYER is entitled to a grace period of ten (10) working days within which to pay any of the amounts due under Section 2.1 (b) above. Amounts owed to the SELLER beyond this grace period of ten (10) working days shall earn an interest of LIBOR + 10% until fully paid.

SECTION 3. Taxes and Other Costs

3.1    All income, capital gains and other taxes which shall be due by reason of the receipt of the SELLER of the payments due from the BUYER shall be for the account of the SELLER. The BUYER shall withhold from the amounts due hereunder to the SELLER the income tax, capital gains taxes and other taxes due to the Government and/or required to be withheld therefrom under current or future law or regulation (but then only to the extent applicable to the payment then falling due) and shall remit such taxes directly to the Bureau of Internal Revenue. The BUYER shall pay the documentary stamp taxes due by reason of the execution of the Deed of Absolute Sale transferring and conveying the Land Parcels to the BUYER.

3.2.    The transfer taxes, registration fees, costs and expenses to be incurred in effecting the registration of the Land Parcels in the name of the BUYER shall be for the account of the BUYER.

3.3    All real property taxes and assessments accruing on the Land Parcels up to and until the date of this Contract shall be for the account of the SELLER. Real property taxes and assessments accruing on the Land Parcels after the date of this Contract shall be for the account of the BUYER. In the event that title over the Land Parcels cannot be transferred to the BUYER through no fault of its own, all real property taxes and assessments paid on the Land Parcels by the BUYER after the date of this Contract shall be reimbursed by the SELLER; provided, however, that the amount of real property taxes and assessments pertaining to the period when the Land Parcels are in the actual possession of the BUYER shall not be reimbursed.

SECTION 4. Conditions Precedent for this Contract

The obligation of the BUYER to execute and deliver this Contract and to pay to the SELLER the amount specified in Section 2.1 (b) of this Contract is subject to the fulfilment of the conditions precedent that

4.1    the original copy of the owner’s duplicate of Transfer Certificate of Title Nos. T-487038 and T-531139 (Annexes A and C hereof) shall have been deposited in escrow with Banco De Oro main office as attested to by the manager of the said bank in a sworn certification issued and submitted to the BUYER. The original copy of the owner’s duplicate of Transfer Certificate of Title Nos. T-487038 and T-531139 shall remain in escrow with the said bank up to and until the closing of the sale transaction herein contemplated. The cost of the establishing and maintaining the bank escrow account shall be for the account of the BUYER. The bank shall release the said Transfer Certificates of Title from escrow to the BUYER upon the bank’s receipt of a joint certificate duly signed and issued by the SELLER and the BUYER attesting to the fulfilment of the conditions precedent for closing specified in Section 5 hereof and instructing the bank to release said titles to the BUYER.

The following Transfer Certificate of Title shall be deposited in escrow with Banco de Oro main office according to the following time period:

(i)	Transfer Certificate of Title No. T-487038 within thirty (30) days upon signing of this contract to sell.

(ii)	Transfer Certificate of Title No. T-531139 within ninety (90) days upon signing of this contract to sell.

4.2    AMI Semiconductor Philippines, Inc. shall have executed a lease contract with the BUYER over the land parcels and the factory building.

SECTION 5. Conditions Precedent For Closing

The obligation of the BUYER to pay the SELLER the purchase price under Section 2 and to execute the Deed of Absolute Sale covering the sale and transfer to the BUYER of the Land Parcels and all rights, title and interest of the SELLER in and to the same is subject to the fulfilment of all the following conditions precedent:

(a)	All the representations and warranties of the SELLER shall be true and in effect as of the date of the Deed of Absolute Sale.

(b)	The SELLER shall have submitted to the BUYER the following documents on or before the date of the Deed of Absolute Sale: (i) Transfer Certificate of Title (in the original) corresponding to the Land Parcels in the name of the SELLER; (ii) clearance from the Provincial Treasurer’s Office that all real property taxes and assessments due on the Land Parcels have been paid as of the date of the Deed of Absolute Sale; and (iii) Declaration of Real Property in the original and in the name of the SELLER corresponding to the Land Parcels.

Upon the fulfilment of the foregoing conditions precedent, the closing of the transaction covered hereby shall take place, and the Deed of Absolute Sale shall be executed by the parties hereto, on the third working day from the date all the foregoing conditions have been fulfilled. The closing date may, however, be extended upon the mutual agreement of the parties.

SECTION 6. Representations and Warranties

The SELLER represents and warrants to the BUYER as follows:

(a)

The SELLER is the absolute and registered owner in fee simple of the First Parcel and will become the absolute and registered owner in fee simple of the Second Parcel. Except for the existing title and interest of Carmelray – JTCI Corporation in and to the Second Parcel, there is no other person or entity holding any title, claim or interest in and to the Land Parcels, whether by inheritance, donation or operation of law. The SELLER has valid and good title to transfer the First Parcel and will have valid and good title to transfer the Second Parcel to the BUYER.

(b)	The SELLER has the exclusive right to purchase the Second Parcel from Carmelray – JTCI Corporation under and pursuant to that Deed of Conditional Sale dated October 22, 2002 (Annex “B” hereof) executed by and between the SELLER and the said developer.

The SELLER shall conclude the purchase of the Second Parcel with Carmelray – JTCI Corporation and submit the original copy of the owner’s duplicate of Transfer Certificate of Title in the SELLER’s name to Banco de Oro, pursuant to section 4.1, within ninety (90) days after the execution of this contract.

(c)	The Land Parcels are free from all liens, encumbrances, adverse claims or security retention arrangements, and is not subject to any claim, set-off, or defense, which will prevent the BUYER from obtaining full and absolute ownership in fee simple over the Land Parcels.

(d)	The SELLER has paid, settled, and/or made adequate arrangements to be responsible for all association dues, construction penalties, utility bills or other amounts outstanding as of the date of this Contract whether payable to Carmelray – JTCI Corporation or other parties, thereby ensuring that the BUYER will not be made liable for any such amounts.

(e)	The SELLER has full power, authority and legal right to execute, deliver and perform this Contract, and this Contract constitutes the legal, valid and binding obligation of the SELLER enforceable against it in accordance with its terms.

(f)	The execution, delivery or performance of this Contract will not violate or contravene any provision of law, regulation, order, decree, judgment or award of any governmental authority affecting the SELLER, or any agreement to which the SELLER is a party or under which any of the SELLER’s properties or assets is bound.

(g)	There is no litigation or any administrative proceeding before any court or any other governmental authority, pending or, to the best of the SELLER’s knowledge, threatened against the SELLER or the Land Parcels which will prevent the BUYER from obtaining full and absolute ownership in fee simple over the Land Parcels.

SECTION 7. Termination

7.1    This Contract may be terminated by any of the following causes:

(a)	By mutual agreement of the parties; or

(b)	Default under, or breach of, this Contract.

7.2    All the terms, provisions and agreements contained in this contract shall be deemed conditions as well as covenants. Accordingly, unless otherwise provided for, any violation or failure by a party to comply with any of its obligations shall be considered a default. In case of such default or breach:

(a)	The party in default or in breach (the “Defaulting Party”) shall be given a period of sixty (60) days after written notice thereof by the other party (the “Non-Defaulting Party”) to cure or remedy its default or breach, subject to any extension which may be granted in writing by the Non-Defaulting Party;

(b)	If the Defaulting Party fails to remit or cure the default or breach within the original or extended period, the Non-Defaulting Party shall be entitled to terminate this Contract by giving thirty (30) days written notice to the Defaulting Party, with the consequences of termination caused by default as set forth in Section 7.3 and 7.4 below.

7.3    If the Seller is the Non-Defaulting Party:

(a)	The Seller shall have the right to immediately take full and vacant possession of the land parcel;

(b)	Collect from the Buyer liquidated damages equivalent to ten percent (10%) of the purchase price of the land parcel as set forth in Section 2;

(c)	Forfeit an aggregate amount, as and by way of rent for the land parcel, for the use and occupancy of the land parcel based on the prevailing rental rates in the area at the time of the termination; provided that the period to be covered by the rental payment shall commence from the date of this Contract to the date of its termination; and

(d)	Refund to the Buyer the aggregate amount paid by the buyer on the purchase price net of the amount specified in Section 7.3(b) and 7.3(c) above within ninety (90) days from termination date.

7.4    If the Buyer is the Non-Defaulting Party:

(a)	The Seller shall reimburse the Buyer the aggregate amount paid by the Buyer on the land parcel plus ten percent (10%) of the purchase price of the land parcel by way of liquidated damages.

(b)	Buyer shall have the right to remove all improvements introduced inside the Land Parcels/factory building, provided, that it can do so without defacing or in any manner damaging the Land Parcels/factory building. If Buyer cannot remove such improvements without defacing or damaging the Land Parcels/factory building, it’s only recourse with respect thereto is to claim reimbursement for the fair market value of the same. The fair market value of the improvements shall be determined by a reputable appraisal company mutually acceptable to the parties. Seller shall reimburse the value of the improvements to the Buyer upon sale of the Land Parcels/factory building to a third party or the lapse of a period of one (1) year, whichever comes first.

SECTION 8. General Provisions

8.1    This Contract shall be registered with the Register of Deeds of Calamba City and annotated at the Memorandum of Encumbrances of Transfer of Certificate of Title No. T-487038 within thirty (30) days from the execution of this Contract and the Transfer of Certificate Title No. T-531139 for the Second Parcel shall be annotated at the Memorandum of Encumbrances within ninety (90) days pursuant to Section 6b. This effort shall be a jointly undertaken by the SELLER and the BUYER, and all costs and expenses to be incurred relative thereto shall be shared equally by the BUYER and the SELLER.

8.2    This Contract and the Deed of Absolute Sale to be executed pursuant hereto constitute the entire agreement of the parties concerning the sale, transfer and conveyance of the Land Parcels to BUYER. It is the understanding of the parties that the purpose of this transaction is to transfer and sell to BUYER the whole Land Parcels for the purpose of consolidated in BUYER absolute and complete ownership in fee simple thereof.

8.3    All notices required or necessary to be given hereunder shall be sent by personal delivery or by registered mail (with registry return card) at the respective addresses of the parties hereinabove set forth, or at the addresses as may be designated in writing by either party.

8.4    The titles of the provisions of this Contract are for convenience only and shall not in anyway affect the interpretation of any paragraph hereof. The Annexes of this Contract are considered integral parts hereof.

8.5    BUYER may assign all its rights and obligations hereunder to a subsidiary corporation or affiliate upon prior written notice to the SELLER.

IN WITNESS WHEREOF, the parties have hereunto signed these presents in the place and on the date first above-written.

PACSEM REALTY, INC. (Seller)

By:	/S/ RANDALL M. YOUNG
Randall M. Young
President

ILO LAND, INC. (Buyer)

By:	/S/ IGNACIO L. ONG
Ignacio L. Ong
Chairman